Exhibit 99.1

WATERS INSTRUMENTS, INC.®

NEWS RELEASE

May 2, 2005

FOR IMMEDIATE RELEASE

WATERS INSTRUMENTS ANNOUNCES

THIRD QUARTER FINANCIAL RESULTS

Minneapolis - Waters Instruments, Inc. (NASDAQ:WTRS) today announced financial results for the third quarter ended March 31, 2005. Net sales increased 57.7 percent to $8.4 million, compared to $5.3 million for the same quarter in the prior year. The sales of the Company’s North American operations increased $1.1 million, or 21.3 percent, over the same quarter in the prior year, with the balance of the increase due to the Company’s acquisition of Rutland Electric Fencing Company Ltd, a U.K. company, in September 2004.

The Company reported net income for the quarter of $15,000, or $0.01 per basic share, compared with last year’s third quarter net income of $169,000, or $0.07 per basic share. The previous fiscal year’s net income for the third quarter included an after tax gain of $185,000 from the receipt and subsequent sale of Principal Financial Group (PFC) common stock following demutualization by PFC.  Operating income before any non-recurring gain was $273,000 for the quarter ending March 31, 2005 and $109,000 for the quarter ending March 31, 2004.

For the first nine months of fiscal year 2005, net sales were $21.2 million, a 29.2 percent increase from $16.4 million for the same period in the prior year. Net income was $176,000, or $0.07 per basic share, compared to $1,212,000, or $0.53 per basic share, for the comparable period of the prior year. The Company’s net income for the prior year period ended March 31, 2004, included a pre-tax gain of $288,000 from the sale of Principal Financial Group common stock and $1.2 million from the sale of the Company’s Rochester facility.

“We saw improvement over last year in the Company’s third quarter sales performance in addition to positive financial results relating to the Rutland acquisition” said President and Chief Executive Officer, Jerry Grabowski. “We are optimistic that this indicates strong customer response for the remainder of our fiscal year.”

About Waters Instruments

Waters Instruments, Inc. is the world’s leading manufacturer of electric fence systems and kidney perfusion devices. A Minnesota corporation since 1960, the Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn.  Zareba Systems is North America’s largest manufacturer of electric fence systems, and its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The Waters Medical Systems division is a market leader in renal perfusion devices and whole blood oximeter products, both in the U.S. and overseas.

This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements relating to expected strong customer response for the remainder of the fiscal year depends on the actual acceptance and demand for the company’s products, introduction or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.

Waters Instruments, Inc.

Condensed Statement of Operations Highlights

	Three Months Ended		Year-To-Date Ended
	03/31/05	03/31/04	03/31/05	03/31/04
Net sales	$8,376,000	$5,312,000	$21,171,000	$16,389,000
Gross profit	$2,894,000	$1,865,000	$7,665,000	$5,778,000
Operating income from continuing operations before special gains	$273,000	$109,000	$792,000	$638,000
Gain on sale of building	$—	$—	$—	$1,222,000
Gain on demutualization	$—	$288,000	$—	$288,000
Income from continuing operations before income taxes	$22,000	$335,000	$271,000	$1,884,000
Income from continuing operations after taxes	$15,000	$214,000	$176,000	$1,224,000
Loss from discontinued operations of WNS division, less applicable tax effect	$—	$(45)	$—	$(12)
Net income	$15,000	$169,000	$176,000	$1,212,000
Basic net income per share from continuing operations	$0.01	$0.09	$0.07	$0.53
Diluted net income per share from continuing operations	$0.01	$0.09	$0.07	$0.51
Basic net income per share	$0.01	$0.07	$0.07	$0.53
Diluted net income per share	$0.01	$0.07	$0.07	$0.50
Weighted average number of shares outstanding – basic	2,404,655	2,323,556	2,388,410	2,301,212
Weighted average number of shares outstanding – diluted	2,517,296	2,450,743	2,497,508	2,413,522

Waters Instruments, Inc.

Condensed Balance Sheet

	3/31/05	6/30/04
Current Assets
• Cash and equivalents	$126,000	$—
• Accounts receivable, net	$5,162,000	$5,352,000
• Inventories	$6,973,000	$3,958,000
• Prepaid Expenses	$329,000	$291,000
• Deferred Income taxes	$273,000	$273,000
Total Current Assets	$12,863,000	$9,874,000
Net property, plant and equipment	$4,503,000	$3,855,000
Goodwill and other assets	$12,049,000	$5,650,000
Total Assets	$29,415,000	$19,379,000
Current Liabilities
• Accounts payable	$2,087,000	$1,855,000
• Accrued expenses/other accrued liabilities	$1,987,000	$1,790,000
• Short-term borrowing	$718,000	$727,000
• Current portion of LTD	$1,963,000	$1,039,000
Total Current Liabilities	$6,755,000	$5,411,000
Long-term debt, less current maturities	$7,546,000	$15,000
Non-compete liability, less current maturities	$250,000	$500,000
Deferred income taxes	$1,505,000	$543,000
Total Liabilities and Debt	$16,056,000	$6,469,000
Common stock	$241,000	$235,000
Additional paid-in-capital	$1,677,000	$1,567,000
Currency translation account	$253,000	—
Retained earnings	$11,188,000	$11,108,000
Total Stockholders’ Equity	$13,359,000	$12,910,000
Total Liabilities and Equity	$29,415,000	$19,379,000

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Contact:

Elaine Beckstrom

763-509-7447